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                                                                   EXHIBIT 3.1

                              ARTICLES OF AMENDMENT
                                       OF
                              LSB BANCSHARES, INC.


          The undersigned corporation hereby submits these Articles of Amendment for the purpose of amending its articles of incorporation:

          1. The name of the corporation is LSB Bancshares, Inc.

          2. The following amendment to the articles of incorporation of the corporation was adopted by its shareholders on the 15th day of April, 1998, in the manner as required by Chapter 55 of the General Statutes of North Carolina:

          Article IV of the corporation's articles of incorporation is hereby amended by deleting such Article IV in its entirety and by substituting in lieu thereof the following:


                                   ARTICLE IV

                    The corporation shall have authority to issue fifty million (50,000,000) shares of common stock with a par value of Five Dollars ($5.00) per share.


          3. The following amendment to the articles of incorporation of the corporation was adopted by its shareholders on the 15th day of April, 1998, in the manner as required by Chapter 55 of the General Statutes of North Carolina:

          Article IV of the corporation's articles of incorporation is hereby further amended by adding to the following to the end of Article IV, as amended above:

                    The corporation shall also have
          authority to issue ten million (10,000,000) shares of Preferred Stock, par value $.01 per share (the
          "Preferred Stock").

                    The Preferred Stock may be issued from
          time-to-time in one or more classes or series pursuant to a resolution or resolutions adopted by the Board of Directors. The Board of Directors of the corporation shall have full and complete authority by resolution, from time-to-time, to establish one or more series and to fix, determine and vary the voting rights, designations, preferences, qualifications, privileges, limitations, options, conversion rights and other special rights of each series, including, but not limited to, dividend rates and manner of payment, preferential amounts payable upon voluntary or involuntary liquidation, voting rights, conversion rights, redemption prices, terms and conditions and sinking fund and stock purchase prices, terms and conditions.


          4. These articles will be effective upon filing.

          This the 6th day of August, 1998.

                                     LSB BANCSHARES, INC.


                                     By: /s/ Monty J. Oliver
                                         -------------------------
                                         Monty J. Oliver
                                         Secretary and Treasurer